EXHIBIT 99.1

Aurora Oil & Gas Corporation Files Voluntary Bankruptcy Petitions Under Chapter 11

TRAVERSE CITY, MICHIGAN, July 14, 2009 – Aurora Oil & Gas Corporation (PinkSheets: AOGS) today announced that on July 12, 2009, Aurora and its subsidiary, Hudson Pipeline & Processing Co., LLC (together, the “Companies”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United Statement Bankruptcy Court for the Western District of Michigan.

The Companies will continue to operate their businesses as “debtors-in-possession” in accordance with sections 1107 and 1108 and other applicable provisions of the Bankruptcy Code, which require court approval of matters outside the ordinary course of business.  No trustee, examiner, or official committee has been appointed.

The Companies have worked diligently to facilitate a global restructuring transaction, including entering into several amendments and forbearance agreements with BNP Paribas and the lenders under the Senior Secured Credit Facility and D.E. Shaw Laminar Portfolios, LLC and the lenders under the Second Lien Term Loan.  The Companies have not yet been able to obtain agreement on the terms of such a restructuring and intend to utilize the bankruptcy process to attempt to achieve a consensual restructuring or some other appropriate alternative.

Huron Consulting Group, LLC (“Huron”) continues to advise Aurora on its restructuring efforts, focusing on cost reduction and containment initiatives, streamlining the organization, and facilitating communication with its lender and other creditor constituencies.

Mr. Sanford R. Edlein, the Companies’ Chief Restructuring Officer and a Managing Director with Huron, commented, “We hope to use Chapter 11 to facilitate a global restructuring of the Companies’ debt obligations and expect to work on a consensual plan with the lenders to minimize our time in bankruptcy, while at the same time exploring other potential value-maximizing opportunities.  Among other petitions for relief, the Companies have sought authority to make royalty payments and to satisfy other obligations of critical vendors.  Ultimately, we hope to operate in Chapter 11 in the ordinary course as was done prior to this bankruptcy filing.”

About Aurora Oil & Gas Corporation

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production, with its primary operations in the Antrim Shale of Michigan, the New Albany Shale of Indiana and Kentucky.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, statements by Aurora Oil & Gas Corporation and its subsidiaries (the “Company”) regarding future events and developments and the Company’s future performance, including statements regarding proceedings relating to the Company’s petitions for relief under chapter 11 of Title 11 of the United States Code and the Company’s operations and funding during the chapter 11 process, and any restructuring agreements or consensual plans with the Company’s lenders, as well as other statements of management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forwarding-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in some cases can be identified by their being preceded by, followed by or containing words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” and other similar expressions. Forward-looking statements are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of the Company’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Except as required by law, Aurora undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Such statements include those relating to: forecasts of the Company’s ability to reach a consensual plan with its lenders, successfully reorganize and emerge from bankruptcy; estimated financial results; liquidity needs; and, the Company’s ability to finance the Company’s working capital requirements.

Investors are cautioned that all forward-looking statements involve risks and uncertainties including without limitation the Company’s ability to continue as a going concern; the Company’s ability to obtain debtor-in-possession (DIP) financing or authorization to use cash collateral on an interim or final basis to fund the Company’s working capital or other needs; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by the Company from time to time; the Company’s ability to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Company’s bankruptcy cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period that the Company has to propose and confirm a plan of reorganization, for the appointment of a chapter 11 trustee or examiner or to convert the Company’s bankruptcy cases to cases under chapter 7 of the U.S. Bankruptcy Code; the Company’s ability to obtain and maintain normal terms with vendors, service providers, and leaseholders and to obtain orders authorizing payments to such parties; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Company’s bankruptcy cases on the Company’s liquidity or results of operations; the Company’s ability to fund and execute its business plan; the Company’s ability to attract, motivate and retain key executives and employees; the Company’s ability to enter into hedging contracts; general market conditions; adverse capital and credit market conditions; the costs and accidental risks inherent in exploring and developing new oil and natural gas reserves; the price for which such reserves and production can be sold; fluctuation in prices of oil and natural gas; the uncertainties inherent in estimating quantities of proved reserves and cash flows; competition; actions by third party co-owners in properties in which the Company also owns an interest; acquisitions of properties and businesses; operating hazards; environmental concerns affecting the drilling of oil and natural gas wells; impairment of oil and natural gas properties due to depletion, low oil and gas prices, or other causes; and hedging decisions, including whether or not to hedge. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities and the Company’s common stock. No assurance can be given as to what values, if any, will be ascribed in the chapter 11 cases to each of these constituencies. No assurance can be given that there will be any remaining value for shareholders if and when the Company emerges from bankruptcy.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

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Contact:

Aurora Oil & Gas Corporation
Jeffrey W. Deneau, Investor Relations
(231) 941-0073 x 154
www.auroraogc.com

Source: Aurora Oil & Gas Corporation